Exhibit (8)(A42)

AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULE 30e-3 and RULE 498A

Teachers Insurance and Annuity Association of America (the “Company”), and Nuveen Securities, LLC, (“Distributor ”), , entered into a certain Participation Agreement dated October 9, 2020, (the “Agreement”). This amendment (the “Amendment”) to the Agreement is entered into as of                 , 2020, with an effective date of January 1, 2021, by and among the Company, on its own behalf and on behalf of each segregated asset account of the Company as set forth in the Schedule A of theAgreement, as may be amended from time to time (individually and collectively the “Account”), and the Distributor (each, a “Party”, and, collectively, the “Parties”). Capitalized terms used in the Amendment and not defined herein shall have the meaning as ascribed to them in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement among the Parties, the Company invests in shares of certain of the Portfolios of the Fund (the “Designated Portfolios”) as funding vehicles for the Account which issues variable annuity contracts (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of the Company (theContracts Owners”);

WHEREAS, the Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Account, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver shareholder reports of the Designated Portfolios to Contract owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver shareholder reportsof the Designated Portfolios to Contract owners, including hosting the website of certain fund materials required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a statutory prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Designated Portfolios be delivered to Contract owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Designated Portfoliostatutory prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain Fund documents (defined below) be posted and maintained on a website specified on the cover page of the summary prospectus for the Contracts, and the Company intends to host (or hire a third party to host on its behalf) said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a). Fund Documents. The Fund and Distributorareresponsible for preparing and providing the following documents (the “Fund Documents”) as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Designated Portfolios;

(ii)	Statutory Prospectus for the Designated Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Designated Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b). Deadline for Providing, and Currentness of, Fund Documents.

(i). The Fund and the Distributor shall provide the summary prospectus, statutory prospectus, and SAI for the Designated Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Designated Portfolio’s securities and the Contracts.

(ii). The Fund and the Distributor shall provide the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting).

(c). Format of Fund Documents. The Fund and the Distributor shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that are convenient for both reading online and printing on paper (in accordance with Rule 30e-3 and Rule 498A).

(d). Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund and Distributor fulfill their obligations under this Amendment.

(e). Use of Summary Prospectuses.

(i). The Company shall ensure that a summary prospectus is used for each currently offered Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii). The Fund and Distributor shall ensure that a summary prospectus is used for the Designated Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

2.	Provision of Fund Documents for Paper Delivery. The Fund and the Underwriter shall:

(a). At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than 7 business days after the request from the Company is received by either the Fund or the Underwriter.

(b). Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund.

(c). The Fund and/or the Distributor shall reimburse the Company for the costs of mailing the Fund Documents to Contract owners.

3.

Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Designated Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration, sale and preparation of the annually updated registration statement of the Contracts on a timely basis.

4.	Construction of this Amendment; Participation Agreement.

(a). This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the SEC, its staff, courts, or other appropriate legal authorities.

(b). To the extent the terms of this Amendment conflict with the terms of the Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

5.	Termination. This Amendment shall terminate upon the earlier of:

(a).	termination of the Agreement; or

(b).	60 days written notice from any Party to the other Parties.

6.

Indemnification. The Parties specifically agree to indemnify and hold each other harmless (and their officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against one another (or its officers, directors, and employees) as a result of any failure by either Party to fulfill its other duties and responsibilities under this Amendment or for any other breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Agreement.

7.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, on behalf of itself and each Separate Account

By:
Print Name:
Title:

The Underwriter:

Nuveen Securities, LLC

By:
Print Name:
Title:

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